Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

April 19, 2004

For Immediate Release

Eastern Virginia Bankshares Declares Quarterly Dividend

Tappahannock, VA. The Board of Directors of Eastern Virginia Bankshares, Inc. (NASDAQ:EVBS) declared a cash dividend at their April 15 Board meeting. A regular dividend of $0.15 per share is payable May 11, 2004 to shareholders of record as of the close of business on April 30, 2004

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 20 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. The Company’s stock trades on the NASDAQ Small Cap Market System under the symbol EVBS.